Exhibit 99.5

Consolidation Services, Inc.

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

	Consolidation	Buckhorn
	Services	Resources				Adjusted
	Inc.	LLC	Combined	Pro Forma		ProForma
	As of March 31, 2008		Totals	Adjustments	AJE	Totals
ASSETS

Current Assets:
Cash	$ 450,643	$ 314	$ 450,957	$ (450,000)	[4]	$ 957
Accounts receivable	-	-	-	-		-
Deposits	105,000	-	105,000	(50,000)	[4]	55,000
Other current assets	-	-	-	-		-

Total Current Assets	555,643	314	555,957	(500,000)		55,957
				1,500,000	[4]
Fixed Assets, Net:	184,469	1,028,173	1,212,642	1,535,704	[1]	4,248,346

TOTAL ASSETS	$ 740,112	$ 1,028,487	$ 1,768,599	$ 2,535,704		$ 4,304,303

LIABILITIES AND
STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$ 3,854	$ 62,254	$ 66,108	$ (66,108)	[3]	$ -
Related party payable	115,000	-	115,000	-		615,000
Notes payable	-	-	-	500,000	[4]	500,000

Total Current Liabilities	118,854	62,254	181,108	433,892		615,000

Long-Term Liabilities:
Notes payable	-	-	-	500,000	[4]	500,000

Total Long-Term Payables	-	-	-	500,000		500,000

Total Liabilities	118,854	62,254	181,108	933,892		1,115,000

Stockholders' Equity:
Preferred stock	-	-	-	-		-
				-
Common stock	11,497	-	11,497	1,094	[1]	12,591
				-
Additional paid-in capital	814,239	-	814,239	2,098,906	[1]	2,816,894
				(162,359)	[2]
				66,108	[3]
Minority interest	-	1,128,592	1,128,592	(564,296)	[1]	564,296
Accumulated deficit	(204,478)	(162,359)	(366,837)	162,359	[2]	(204,478)

Total Stockholders' Equity	621,258	966,233	1,587,491	1,601,812		3,189,303

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$ 740,112	$ 1,028,487	$ 1,768,599	$ 2,535,704		$ 4,304,303

[1]	To record the issuance of 1,093,750 shares of common stock in the acquisition of a 50% interest in Buckhorn Resources, LLC

[2]	To eliminate accumulated defict of Buckhorn Resources, LLC

[3]	To record payment of accounts payable by owners of Buckhorn Resources LLC as a contribution to capital

[4]	To record payment of $1,500,000 in the acquisition of a 50% interest in Buckhorn Resources, LLC

Consolidation Services, Inc.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

	Consolidation	Buckhorn			Pro-Forma
	Services	Resources			Adjusted
	Inc.	LLC	Combined		Combined
	For the Three Months Ended March 31, 2008		Totals	Adjustments	Totals

REVENUES

Sales revenue	$ -	$ -	$ -	$ -	$ -
Other revenue	-	-	-	-	-

Total Revenues	-	-	-	-	-

COST OF SALES	-	-	-	-	-

GROSS PROFIT	-	-	-	-	-

OPERATING EXPENSES

General and administrative	27,961	6,534	34,495	-	34,495
Depreciation and amortization	-	-	-	-	-

Total Costs and Expenses	27,961	6,534	34,495	-	34,495

OPERATING LOSS	(27,961)	(6,534)	(34,495)	-	(34,495)

OTHER INCOME (EXPENSE)

Interest expense	-	-	-	-	-
Other income	-	-	-	-	-

Total Other Income (Expense)	-	-	-	-	-

NET LOSS	$ (27,961)	$ (6,534)	$ (34,495)	$ -	$ (34,495)